Restated Text of the By-Laws of

Empresa Nacional de Electricidad S. A.

Chapter ONE

Name, Registered Office and Duration

Article 1: A corporation named “EMPRESA NACIONAL DE ELECTRICIDAD S.A.” is established, which shall be governed by the provisions of these by-laws and, in that not contemplated therein, by the provisions of Law 18,046 and its regulations and other rules applicable to this kind of corporations, being able to use also the fantasy name ENDESA or ENDESA CHILE, only for advertising purposes.

Article 1 bis: Notwithstanding the provisions of the foregoing Article, the corporation shall be subject to the provisions of Statutory Decree Law 3,500, as amended, the future amendments to this body of laws and the legal provisions which may substitute or replace it.

Article 2: The Corporation’s legal domicile shall be located in the city of Santiago, without prejudice to the special addresses registered in other places.

Article 3: The Corporation shall have an indefinite duration.

Article 4: The Corporation’s main purpose shall be to exploit the production, transportation, distribution and supply of electricity and, for such effects, it may acquire and use the respective concessions and grants.

The corporation’s purpose shall also be to render consulting services in all aspects and specialties of engineering and corporate management; acquire, design, construct, maintain and exploiting civil or hydraulic infrastructure works directly related to public works concessions; manage the property constituting the assets thereof; invest, execute projects and carry out operations or activities in the energy field and in those activities or products related directly to power; invest, develop projects and carry out operations or activities in industrial processes in which electric power is essential, determinant and has an intensive use in such processes.

Furthermore, the corporation may invest in real estate and financial assets, securities, social rights and commercial instruments in general, provided they are related to the corporation’s purpose, being able to acquire, manage and dispose of them.

In the fulfillment of its purpose, the corporation may act directly or through a subsidiary or associated companies, within Chile or abroad.

CHAPTER TWO

Capital and Shares

Article 5: The share capital of the corporation is Ch$138,620,063,108 divided into 8,201,754,580 registered shares without par value. Said capital is subscribed, contributed and paid as indicated in First Transitory Article.

Article 5 bis: No person may, either directly or through other persons related to, hold more than 65% of the corporation’s share capital entitled to vote.  The corporation may hold a 0.6% pursuant to the provisions of article 47 of Statutory Decree No. 3,500 as of 1980, and amendments thereto.  The managers of the corporation shall be responsible for strict compliance with the above, in accordance with the provisions of articles 114, 115 and 116 of Statutory Decree No. 3,500 and the amendments thereto.  The corporation’s adjusted book assets, as provided in article 112 of Statutory Decree No. 3,500, calculated on the basis of the unconsolidated balance sheet, in proportion of to its total active assets, shall be at least the minimum value which, according to the provisions of article 47 of the aforementioned Statutory Decree No. 3,500, is compatible with an adjusted book asset value of 0.6.  In turn, at least 10% of the corporation’s share capital with voting rights shall be held by the minority shareholders and at least 15% of such share capital shall be subscribed by more than one hundred shareholders not related to each other, who shall own a minimum equivalent to 100 Unidades de Fomento in shares, according to the value fixed in the last balance sheet. In order to comply with the provisions of article 114 of the mentioned Statutory Decree, the corporation may, on being submitted a transfer of shares for its recording, only register to the name of the respective shareholder a number of shares not exceeding the limits of shareholding accepted by the law and these by-laws.  Should a shareholder hold a greater number of shares than that allowed by the law or these by-laws, the corporation shall, within a term of fifteen days, notify the shareholder in order for him to dispose of the remaining shares, despite the obligation of both to be obligated to sign an agreement of non-shareholding in accordance with the provisions of article 124 et al of Statutory Decree No. 3,500 as of 1980, and the amendments thereto. Shareholders shall have no rights to subscribe preferred shares if as a result thereof the shareholding limits provided in these by-laws shall be exceeded.  The corporation may request its shareholders for the necessary information for determining the existence of related persons, or in the case of shareholders that are legal entities, the names of the principal partners and of the persons that are related to the latter. Shareholders shall be obliged to provide such information. Minority shareholders and related persons shall be understood to be those defined in article 98 of Statutory Decree No. 3,500 of 1980, and the amendments thereto.

Article 6: The Corporation shall keep a Register of all the shareholders, together with the number of shares held by each one them and the other annotations stated in article 13 of the Regulations to Law 18,046. Only those registered therein may exercise their rights as shareholders.

The form of the share certificates, its issuance, exchange, incapacity, loss, replacement, transfer and other circumstances of the same, shall be governed by what is established in the law and its provisions.

CHAPTER THREE

Corporation’s Management

Article 7: The Corporation shall be managed by a Board of Directors composed of 9 members.

Article 8: The directors shall serve for 3 years in office and may be reelected indefinitely.

Article 9: The entire Board shall be renewed every three years at regular shareholders’ meeting.  In the election of directors and all other elections made at such meetings, the shareholders shall have one vote per share owned or represented and may accumulate them in favor of a person or distribute them in the way they wish, resulting elected the persons that, in the same and only election, obtain the greatest number of votes to complete the number of persons to be elected.

                               The provisions of the preceding paragraph do not prevent a vote from not taking place and the election proceeding by proclamation provided the shareholders present with voting rights unanimously consent.

Article 10: The minutes containing the election of the directors shall contain the appointment of all the shareholders present, specifying the number of shares voted by each of them or represented by proxy, and stating the general result of the voting.

Article 11: In the event of the death, resignation, bankruptcy, incompatibilities or limitations or other impossibility that disqualifies a director from performing their functions or makes them cease in them, the total renewal of the board should occur at the next Ordinary Shareholders’ Meeting to be held by Endesa and meanwhile the Board may appoint a replacement.

Article 12: The Board may be revoked as a whole before the expiration of his/her term by resolution of the Ordinary or Extraordinary Shareholders’ Meeting and in such case that meeting should elect a new Board. Accordingly, the replacement of one or more of its members shall not be applicable.

Article 13: At the first meeting following the Ordinary Shareholders’ Meeting at which the election of the Board was made, the Board shall elect a Chairman and a Vice-President.  The Chief Executive Officer of the Corporation or the person who is expressly appointed by the Board to serve in that position, shall act as Secretary.

Article 14: Board meetings shall be ordinary and extraordinary.  Ordinary Meetings shall be held at least 12 times a year, on the dates that the Board itself shall determine, there being at least one meeting each month.  Special Meetings shall be held when specially called by the Chairman him/herself or at the request of one or more directors, prior evaluation of the Chairman as to the need of holding the meeting, unless it is requested by the absolute majority of the directors.

Extraordinary meetings may only discuss the matters specifically set out in the notification.

The notification of Extraordinary Board Meetings shall be given by registered letter sent to each of the directors at least 3 days prior to the meeting. This term may be reduced to 24 hours in advance if the letter were delivered personally to the director by a Notary Public.

Article 15: The quorum for board meetings shall be the absolute majority of its members. Board resolutions shall be adopted with the affirmative vote of the absolute majority of the directors present except for resolutions that require a greater majority, as provided by the law or these bylaws. In the event of a tied vote, the Chairman of the meeting shall have the casting vote.

The Board, acting within the limits that determine the investment and financing policy of the Corporation, should decide on the investments that this may make in accordance with these bylaws.  In the case of investments in its principal business that represent more than 3% of the shareholders’ assets, or more than 1% of such assets  with respect to the other activities set out in the corporate purpose, such investments shall be approved with the affirmative vote of at least six directors.

Article 16: All acts or contracts that are classified as operations with related parties, pursuant to article 146 of Law 18,046, may only be entered into when they contribute to the corporate interests, comply in price, term and conditions to those prevailing in the market at the time of approval, and they meet the requirements and procedures established in article 147 of that law. This is notwithstanding the exceptions contemplated in that article 147 in which case, the corresponding operations may be entered into without the above procedures and requirements, after being authorized by the Board.

Article 16 bis:  All acts or contracts entered into between the Corporation and its major shareholders, directors or officers, or with persons related to these, must be previously approved by two-thirds of the Board and recorded in the corresponding minutes.

Article 17: The deliberations and resolutions of the Board shall be recorded in a special minutes book which shall be signed on each occasion by the directors who had attended the meeting.  Should any of them die or be unable for any reason to sign the corresponding minutes, a note shall be made of the impediment at the end of the minutes.

The minutes shall be understood to be approved from the moment when they are signed by the aforementioned persons and the resolutions adopted therein may be put into effect. In any event, the unanimous agreement of the directors present at the meeting may resolve that the agreements adopted by it take effect without waiting for the approval of the minutes, which resolution should be evidenced in a document containing the resolution adopted signed by all of them.

Article 18: Should a director intend to be discharged from liability for any of its acts or resolutions, its objection thereto shall be recorded in the minutes and the Chairman shall inform of this at the next Ordinary Shareholders’ Meeting.

Article 19: The directors shall be remunerated for their functions and the amount of their compensation shall be fixed annually by the Ordinary Shareholders’ Meeting.

Article 20:  The Board for the fulfillment of its social objectives, a fact which is not required to give evidence to third parties, will have judicial and extrajudicial representation of the Corporation and shall have all powers of administration and disposition that the law or these statutes do not provide as privative of the Ordinary Shareholders' Meeting, without having to give any special power, even for those acts or contracts for which the laws require this. The foregoing is without prejudice to the legal representation that corresponds to the company’s Chief Executive Officer.

Article 20 bis: In the exercise of the powers set out in the preceding article, the Board shall always act within the limits of the investment and financial policy approved by the Ordinary Shareholders’ Meeting in accordance with article 119 of the Statutory Decree No. 3,500 of 1980 and its amendments.

Article 21: The duties of a Director may not be delegated and shall be exercised collectively at a legally constituted meeting.

The Board may delegate part of its powers to managers, senior executives, assistant managers or legal counsels of the corporation, to the Chairman, a director or a committee of directors and, for specially determined purposes, to other persons.

The Corporation shall maintain a public register indicating its Chairman, directors, managers, senior executives and liquidators, specifying the dates of the beginning and end of their duties.

CHAPTER FOUR

Directors’ committee

Article 22: While the Corporation meets the equity and concentration requirements established in Article 50 bis, or that succeeding or replacing it, of Law No. 18,046, it shall be obliged to appoint at least one independent director and a Directors’ Committee. This Committee shall be governed in its formation, membership, operation and powers by the provisions of the above law and instructions issued by the Superintendency of Securities and Insurance.

Article 23: Notwithstanding the provisions of the preceding article,  while the Corporation is an issuer of securities duly registered at the New York Stock Exchange (NYSE) or any other American national stock exchange, the formation, membership, functioning and powers of the Directors’ Committee shall also be governed, where not contrary to Chilean law, by the obligatory provision for the so-called “Audit Committee” in the Sarbanes Oxley Act (SOX) of the United States of America and the instructions issued by the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE), or the organism or entity that definitively corresponds in accordance with the legislation of the United States of America. However, in case of a irreconcilable or irremediable conflict, disagreement or incompatibility between the provisions of Chilean and American legislation for the Directors’ Committee and the Audit Committee respectively, Chilean law shall prevail over foreign law, although the Board may call an Extraordinary Shareholders’ Meeting to amend the by-laws should this be necessary, and shall have the widest powers, acting within its sphere of authority, to resolve such conflict, disagreement or incompatibility should this be possible, by the creation of new committees and/or sub-committees, as also the delegation of part of its powers in accordance with article 40 of Law 18,046. The shareholders, directors and Board of the company should ensure at all times that the agreements and policies adopted by it are compatible and harmonious with the provisions of both legislations.

Article 24: The Directors’ Committee shall consist of 3 members, the majority of whom shall be independent according to the criteria and requirements established for this purpose in article 50 bis of Law 18,046, both at the time of their appointment and during the whole period in which they perform as members of the Committee. However, complementing the provisions of article 23 above, while the corporation is an issuer of securities duly registered on the NYSE or any other American national stock exchange, and in order to give strict compliance with the legal and regulatory requirements that the registration involves, all the members of the Directors’ Committee should also meet the criteria and requirements of independence prescribed for this purpose by the SOX, SEC and NYSE. No director who has been elected or appointed as a member of the Directors’ Committee may therefore have any link, interest or dependence with the corporation, whether economic, professional, credit or commercial, whatever the amount or nature, nor receive, directly or indirectly, any income, remuneration or compensation from the corporation or any of its subsidiaries which is not by concept nor has as the sole and exclusive source the duties performed as a member of the Board, as a member of the Directors’ Committee or as a member of any other committee or sub-committee of directors of the Corporation.

Article 25: The loss of independence in accordance to the laws governing the corporation and these by-laws, affects a member of the Committee, shall lead to the inability of the respective director to perform his duties as a director or member of the Directors’ Committee and therefore he should cease automatically in that position, notwithstanding his responsibility to the shareholders.

Article 26: The directors appointed as members of the Directors’ Committee shall remain as such for the period of the appointment as director, and may only resign from this position when they resign as director or having acquired a surviving incapacity to perform the duties, in which case the provisions of the preceding article shall apply. No director elected or appointed as a member of the Directors’ Committee may be excused from this election or appointment.

Article 27: The meetings of the Directors’ Committee shall be validly constituted with the absolute majority of its members and its resolutions shall adopted by the absolute majority of the members present. The Directors’ Committee must elect a Chairman from among its members, who shall have the casting vote in event of a tied vote.

Article 28: The Committee shall have the powers and duties that have been expressly contemplated both in the laws and their regulations, and the regulations issued for the purpose by the competent administrative authority, especially those stated in article 50 bis of Law 18,046, and any other matter, mandate, power or duty commended to it by a shareholders or board meeting.

Article 29: The deliberations, agreements and organization of the Directors’ Committee shall be governed, in everything applicable, by the regulations relating to the board meetings of the Corporation.

CHAPTER FIVE

Chairman, Vice president and Chief Executive officer

Article 30: The Chairman shall act as Chairman of the Board, of the Shareholders’ Meetings and of the Corporation.

He/she is especially responsible for:

a)    Presiding the Board and the Shareholders’ Meetings.  In his/her absence or inability, he/she shall be replaced by the vice-president and, in the absence or inability of both of them, by the person appointed by the Board or the Shareholders’ Meeting, as the case may be;

b)    Calling Board Meetings when it deems necessary, and Shareholders’ Meetings when resolved by the Board or requested by a relevant number of shareholders;

c)    Complying and ensuring compliance of the provisions of the by-laws and the resolutions adopted by the Shareholders’ Meeting and the Board;

d)    Taking, in case of emergency, when it is not possible to meet the Board, all the actions necessary to the best interests of the corporation, having to meet and inform the Board as soon as possible.

Article 31: The vice-president shall replace the Chairman in the case of his/her absence or temporary inability, without the need to demonstrate these circumstances to third parties.

Article 32: The Board shall appoint a Chief Executive Officer who shall be granted all the powers and duties of a trade agent and all those contemplated by law and expressly granted by the Board.

Notwithstanding the above, the Chief Executive Officer shall have the following powers and duties:

a)    To ensure compliance of laws, these by-laws and internal regulations issued by the Board, and comply with the resolutions of Board and the Shareholders’ Meetings;

b)    To safeguard the assets and funds of the Corporation;

c)    To subscribe all public and private documents that has to be granted by the Corporation, when no other person has been expressly appointed to do so;

d)    To legally represent the corporation y in accordance with the provisions of both sub paragraphs of article 7 of the Civil Procedures Code;

e)    To appoint and remove employees as provided in the respective regulation, determine their compensation and see to their conduct;

f)    To ensure that the accounting is kept up to date and in order;

g)    To attend with the right to speak at Board Meetings, responding, together with it’s the members thereof, for all the resolutions that are detrimental to the corporation and its shareholders, unless their contrary opinion is evidenced in the minutes, and

h)    To exercise all other duties conferred upon him/her by these by-laws and those that the Board decides to entrust.

Article 33: Every appointment, vacancy or replacement that occurs with respect to the offices of Chairman, director, manager, senior executive, administrator and liquidator should be notified to the Superintendency of Securities and Insurance within the term specified for this purpose in article 68 of Law 18,045. This obligation shall be the responsibility of the Board of the Corporation.

The position of Chief Executive Officer is incompatible with that of Chairman, director, auditor or accountant of the Corporation.

CHAPTER SIX

Shareholders’ Meetings

Article 34: The shareholders shall meet at ordinary or extraordinary meetings. The ordinary meetings shall be held once each year within the first four months of the year to resolve on matters reserved for their knowledge without necessarily being stated in the respective notice.

The extraordinary meetings may be held at any time when required by corporate needs, in order to resolve on any matter which the law or these by-laws reserve for the knowledge of shareholder meetings and provided such matters are stated in the corresponding notice.

Article 35: The following are matters for Regular Shareholders’ Meetings:

a)    Review of the Corporation’s financial situation and the reports of the account inspectors of the management and approval or rejection of the annual report, balance sheet, financial statements and evidences presented by the Board or the Corporation’s liquidators;

b)    The distribution of the profits of each financial year and, especially, the distribution of dividends;

c)    The election or replacement of the members of the Board, the liquidators and account inspectors of the management;

d)    Determining the Board’s compensation, and

e)    Any other matter related with the interests and operation of the corporation, except for matters that should be discussed at a Extraordinary Shareholders’ Meeting in accordance with the law and these by-laws.

Article 35 bis: In addition to the provisions of the preceding article, the Ordinary Shareholders’ Meeting shall approve the investment and financing policy proposed by the management, according to the requirements of article 119 of Statutory Decree No. 3,500 of 1980 and its amendments.  Should the Chilean Treasury, directly or indirectly, whether its through its state-owned companies, decentralized, autonomous or municipal institutions or through any other legal entity, become the holder of 50% or more of the issued shares, this policy should contemplate the criteria for determining the sales prices of the products and services of the corporation and shall require their approval with the consenting vote of the majority shareholders representing the Treasury and the absolute majority of the rest of the shareholders.

Article 36: The following matters are reserved for Extraordinary Shareholders’ Meetings:

a)    The dissolution of the corporation;

b)    The transformation, merger or division of the corporation and the amendment of its by-laws;

c)    The issue of bonds or debentures convertible into shares;

d)    The disposal of the assets of the Corporation in the terms set out in No.9 of article 67 of Law 18,046;

e)    The granting of real or personal guarantees to secure obligations of third parties, unless these are subsidiaries, in which case the approval of the Board shall be sufficient;

f)    The disposal or contribution, fully or partially, of the thermal or hydroelectric plants, that are declared essential in the Investment and Financial Policy, and

g)    Other matters which by law or these by-laws are reserved for the knowledge or competence of Shareholder Meetings.

The matters mentioned in letters a), b), c) and d) above may only be agreed at meetings held before a Notary, who shall certify that the minutes faithfully record what occurred and was agreed at the meeting.  Amendments of the corporation’s purpose will require for its approval, the vote of two-thirds of the shares present or represented with voting rights.

Article 36 bis: Notwithstanding the provisions of the previous article, the following matters shall also be reserved for a Extraordinary Shareholders’ Meeting:

a)    The disposal of goods and rights of the corporation declared essential for its operation in reference to the Investment and Financial Policy, as well as the granting of guarantees of the same, and

b)    The amendment in advance of the Investment and Financial Policy approved by the Ordinary Shareholders’ Meeting.

While the Corporation is subject to the provisions contained in Title XII and other of the Statutory Decree No. 3,500 of 1980 and its amendments thereto, any amendments of the norms set out in articles 1 bis, 5 bis, 16 bis, 20 bis, 35 bis, 40 bis, 42 bis, 43 bis, 44 bis and in the present article, will require the vote of 75% of the issued shares with voting rights, in accordance with the requirements of article 121 of the Statutory Decree No. 3,500.

Article 37: The meetings shall be called by the Board of the Corporation.

The Board must call:

1.  Ordinary Shareholders’ Meeting, with the purpose to see all the matters of its competence;

2.  Extraordinary Shareholders’ Meeting provided, in its opinion, the interests of the corporation justify it;

3.  A Ordinary or Extraordinary Shareholders’ Meeting, as the case may be, when requested by shareholders representing at least 10% of the issued shares with voting rights, stating the matters to be discussed at the meeting in such request;

4.  A Ordinary or Extraordinary Shareholders’ Meeting, as the case may be, when required by the Superintendency of Securities and Insurance, notwithstanding its power to call the meeting directly.

Meetings called by requirement of the shareholders or the Superintendency must be held within a 30 days term as of the date of the respective request.

Article 38: The notice for shareholder meetings, both ordinary or extraordinary, shall be made by means of a publication published on at least three different days in the newspaper of the legal domicile as determined by the Meeting and in the form and conditions stated in the regulations.

A notification should also be sent to every shareholder at least fifteen days prior to the date of the meeting and should contain a reference to the matters for discussion at the meeting and an indication of the way to obtain full copies of the documents justifying the opinions submitted for their vote, which should be made available to shareholders on the web site of the corporation.

However, meetings may be self-called and validly held that are attended by all the issued shares with voting rights, even though the required formalities for the notification have not been met.

Article 39: Both ordinary and extraordinary meetings shall be constituted on the first call with the outstanding voting shares representing at least the absolute majority of the outstanding voting shares and, the second call, with those who are present or represented, whatever their number, and resolutions shall be adopted by the absolute majority of the shares present or represented voting shares, notwithstanding the special majorities required by the law and these by-laws.

Notices of second meetings may only be published after the adjournment of the meeting to be held originally is called. In any event, the second meeting shall be held within forty-five days of the date set for the holding of the original meeting.

Article 40: Only the holders of shares recorded in the Stockholder Register five business days prior to the date on which the respective Meeting is to be held, may participate in meetings and exercise their rights to vote and speak.

Each shareholder shall have the right to one vote for each share held or represented.

Shareholders may be represented at meetings by another person, whether or not a shareholder.  The proxy should be granted in writing in the form and conditions contemplated in the law and regulations.

The qualification of the proxies shall take place in the manner contemplated in the law and regulations.

Article 40 bis: Notwithstanding the provisions of the previous article, no shareholder may exercise for themselves or on behalf of other shareholders, the right to vote for more than 65% of the subscribed shares with voting rights of the corporation, and should discount for this purpose the excess that surpasses 65%.  In the calculation of this percentage, the property of the persons related must be added to the shares of the shareholders.  No person may represent a shareholder that jointly has more than 65% of the subscribed shares of the Corporation.

Article 41: Those attending shareholders’ meetings shall sign an assistance sheet, indicating, following their signature, the number of shares the signatory holds, the number it represents and the name of the representative.

Article 42: The deliberations and agreements of the meetings shall be recorded in a special minutes book which shall be prepared by the secretary of the Board. These minutes shall be signed by the chairman or the person replacing him/her, by the secretary and by three of the shareholders attending elected by the meeting, or by all the shareholders attending if these were less than three. Only with the unanimous consent of those attending, may an incident occurring at the meeting be omitted.

The minutes shall be understood to be approved from the moment it is signed by the persons indicated and the agreements referred to therein may be put into effect from that moment.

Article 42 bis: The right to withdraw that an Administradora de Fondos de Pensiones may exercise in the cases foreseen in article 107 of the Statutory Decree No. 3,500 of 1980 shall be subject to the following special rules:

a)  The right to withdraw shall arise on the day of publication of the resolution of the Comisión Clasificadora de Riesgo disapproving the shares of the Corporation, and as of the day the term for its exercise will begin, and for the payment of the share price in accordance with paragraph 2 of article 71 of Law 18,046, shall run from that date, and

b) The value of the share that the corporation must pay to the Administradora de Fondos de Pensiones exercising its right to withdrawal, shall be determined in the form set out in the articles of the Supreme Decree N° 587 of the Ministry of Finance dated August 4, 1982, regulations of open corporations.  Notwithstanding the above, in relation to the shares that are traded on the stock market, the value of the share shall be the greater that results from the average price of the operations during the 2 months prior to the date of the disapproval resolution of the Comisión Clasificadora de Riesgo giving rise to the withdrawal, duly adjusted to the variation experimented by the Indice de Precios al Consumidor between the date of each transaction and the date of the resolution, or the value of the market on that date resulting from the average price of transactions made on the Stock Market.  The greater value calculated in the manner established beforehand shall be applied only if it is greater than that determined in accordance with the provisions of the open corporation regulations.  In the case of the shares that are not traded on the stock market, the date of the disapproval resolution of the Comisión Clasificadora de Riesgo shall be used for calculating the book value.

Article 43: The meeting shall appoint annually an external auditing firm governed by chapter XXVIII of Law 18,045 to examine the accounting, inventory, balance sheet and other financial statements of the corporation and they shall have the obligation to report in writing at least fifteen days prior to the next Ordinary Shareholders’ Meeting the compliance of their mandate.

Article 43 bis: The Ordinary Shareholders’ Meeting must also appoint annually two account inspectors and two alternate account inspectors, in order to examine the accounting, inventory, balance sheet and other financial statements of the corporation, with the obligation to report in writing to the following Ordinary Shareholders’ Meeting concerning compliance of their mandate.  The account inspectors may also guard the corporation’s operations and inspect the acts of the managers and their faithful compliance with their legal, regulatory and statutory duties.

CHAPTER SEVEN

Balance Sheet and Distribution of profits

Article 44: The financial year shall end on December 31 of each year and a general balance sheet shall be prepared of the assets and liabilities of the Corporation.  The balance sheet must express the new capital value of the corporation and the shares, in accordance with the law.

The Board must submit to the consideration of the Ordinary Shareholders’ Meeting, together with an annual report of the corporation’s financial position, the general balance sheet along with the profit and loss statement and the report filed by the external auditors. All these documents should clearly reflect the corporation’s equity at the end of the respective financial year.

On a date no later than the first call of the Ordinary Shareholders’ Meeting, the Board shall make available to each of the shareholders registered in the respective Register, a copy of the corporation’s Balance Sheet and Annual Report, including the opinion of the inspectors and their respective notes.

If the balance sheet and profit and loss statement are modified by the meeting, such amendments, where pertinent, shall be made available to shareholders within fifteen days following the date of the meeting.

The General Balance Sheet and the profit and loss statement, duly audited, and other information required by the Superintendencia de Valores y Seguros, shall be published once, in a widely-circulating newspaper in the place of the registered office, not less than ten or more than twenty days prior to the date of holding the Meeting that will pronounce on the same, notwithstanding their publication on the web site of the corporation.

Moreover, the documents mentioned in the previous paragraph must be submitted within the same term to the Superintendencia de Valores y Seguros, in the number of copies that the latter may require.

Should the balance sheet and profit and loss statement be altered by the Meeting, the amendments must be published in the same newspaper in which such documents were published, within fifteen days of the date of the meeting.

The annual report, balance sheet, inventory, minutes of the Board and Meetings, books and reports of the inspectors shall be available to shareholders for their examination in the registered offices of the corporation during the fifteen days prior to the date for holding the meeting.

During the period indicated in the preceding paragraph, the shareholders will have the right to examine the same documents of the subsidiaries, in the manner, term and conditions set out in the regulation.

Updated copies of the bylaws and an updated list of the shareholders of the company, in the terms and conditions set out in article 7 of Law 18,046, shall be held available to shareholders at the registered office, as well as on the web site of the corporation.

Article 44: Notwithstanding the above, the Board must present to the Ordinary Shareholders’ Meeting a copy of the report issued by the account inspectors as referred to in article 43 bis of the present by-laws and the proposal of the management with respect to the investment and financial policy.

Article 45: The dividends shall be paid exclusively against the net profits for the year, or those retained by the balances approved by the shareholders’ meeting.  If the corporation has accumulated losses, the profits obtained in the year shall first be applied to absorb such losses.

Should there be losses in an exercise, these shall be absorbed with the retained profits, if any.

Article 46: A cash dividend shall be distributed annually to the shareholders, pro rata to their shares, of at least 30% of the net profits obtained in each financial year, unless a different resolution is adopted unanimously at the respective Meeting.

CHAPTER EIGHT

Dissolution and winding-up

Article 47: The Corporation shall be dissolved by the causes set out in article 103 of Law N° 18,046.

Article 48: Following the dissolution of the Corporation, the windingup shall proceed through a Liquidation Committee composed of three members, elected at the Shareholders Meeting, which shall determine their powers, duties, compensations and term.

CHAPTER NINE

Arbitration

Article 49: Any difficulty arising between the shareholders as such, or between them and the Corporation or its managers, either during the term or winding-up thereof, shall be resolved by an arbitrator árbitro arbitrador,  in terms of procedure and law regarding the ruling, who shall appointed by mutual agreement of both parties.  In the absence of agreement over the appointment, this shall be done by the ordinary Courts of Justice at the request of either of the parties, in which case the appointment must be of a lawyer who is a Chair professor of Civil Law, Commercial or Economic Law at the Universidad de Chile or Universidad Católica de Chile in Santiago.  This is notwithstanding that in the event of a dispute, the plaintiff may not consider the arbitrator and must submit the decision to the Ordinary Courts, a right that may not be exercised by the directors, managers, administrators and senior executives of the corporation nor by shareholders that individually hold, directly or indirectly, shares whose book or market value exceeds 5,000 Unidades de Fomento, according to the value of this unit on the date of presentation of the demand.

TRANSITORY ARTICLES

First Transitory Article: The share capital of the corporation of Ch$1,138,821,075,605, divided into 8,201,754,580 registered shares without par value, which have been subscribed, contributed and paid in the following manner:

With Ch$911,503,127,105, divided into 8,201,754,580 registered shares of no par value, including the revaluation of equity as referred to in article 10 of Law N° 18,046 as of December 31, 1998, and constitutes the subscribed and paid capital of the corporation as of June 24, 1999, the date on which the special shareholders meeting agreed to increase it to Ch$1,214,821,075 divided into 9,935,000,000 registered shares of no par value.

This increase of Ch$303,317,948,500 was contributed by the issue of 1,733,245,420 shares for payment within 3 years from June 24, 1999, as approved by the aforementioned Extraordinary Shareholders Meeting.

For not having been issued, subscribed and paid in the term mentioned, any of the shares corresponding to this capital increase, this was reduced, in accordance with article 24 of Law 18,046 to the sum effectively subscribed and paid on the expiry of that term, that is Ch$1,009,510,570,285 divided into 8,201,754,580 registered shares of no par value, including in this sum the revaluations of equity as of December 31, 1999, 2000 and 2001, according to the corresponding approved balance sheets, respectively, at the ordinary shareholders meetings held on April 5, 2000, April 2, 2001 and April 11, 2002.

Subsequently, the capital of the corporation from 2002 and until 2006, including the revaluations of equity, was of the following amounts:

Ch$1,039,795,887,394 divided into 8,201,754,580 registered shares of no par value including the revaluation of equity as of December 31, 2002, according to the balance sheet approved by the general ordinary shareholders meeting held on March 31, 2003;

Ch$1,050,193,846,268 divided into 8,201,754,580 registered shares of no par value including the revaluation of equity as of December 31, 2003, according to the balance sheet approved by the general ordinary shareholders meeting held on March 26, 2004;

Ch$1,076,448,692,45 divided into 8,201,754,580 registered shares of no par value including the revaluation of equity as of December 31, 2004, according to the balance sheet approved by the general ordinary shareholders meeting held on April 8, 2005;

Ch$1,115,200,845,356 divided into 8,201,754,580 registered shares of no par value including the revaluation of equity as of December 31, 2005, according to the balance sheet approved by the general ordinary shareholders meeting held on March 21, 2006; and

Ch$1,138,620,063,108 divided into 8,201,754,580 registered shares of no par value including the revaluation of equity capital as of December 31, 2006, according to the balance sheet approved by the general ordinary shareholders meeting held on April 24, 2007.

Second Transitory Article: The total capital increase indicated in letter b) of the preceding article, must be fully subscribed and paid within the term of three years as of June 24, 1999.  Once the term is due, without the capital increase having been subscribed and paid, the capital will be reduced to what is effectively subscribed and paid.